Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
of The Savannah Bancorp, Inc.

We hereby consent to the incorporation by reference in the registration statement on Form S-3 of The Savannah Bancorp, Inc. of our report dated March 13, 2009, relating to our audits of the consolidated financial statements and internal control over financial reporting as of December 31, 2008 and for the two years then ended, which appear in the Annual Report on Form 10-K of The Savannah Bancorp, Inc. for the year ended December 31, 2008, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Mauldin & Jenkins, LLC

Albany, Georgia
November 18, 2009